Exhibit 4.6

NOTE: Restricted stock unit awards made to non-employee directors (collectively, “Participants,” and individually, “Participant”) of U.S. Bancorp (the “Company”) after April 16, 2024 will have the terms and conditions set forth in each Participant’s grant detail (the “Grant Detail”), which can be accessed on the Fidelity website at www.netbenefits.com (or the website of any other stock plan administrator selected by the Company in the future). The Grant Detail may be viewed at any time on this website, and the Grant Detail may also be printed out. In addition to the individual terms and conditions set forth in the Grant Detail, each restricted stock unit award will have the terms and conditions set forth in the form of Restricted Stock Unit Award Agreement for Directors below. As a condition to each restricted stock unit award, Participant accepts the terms and conditions of the Grant Detail and the Restricted Stock Unit Award Agreement for Directors.

U.S. BANCORP

RESTRICTED STOCK UNIT AWARD AGREEMENT FOR DIRECTORS

THIS AGREEMENT, together with the Grant Detail which is incorporated herein by reference (collectively, the “Agreement”), sets forth the terms and conditions of a restricted stock unit award (this “RSU Award”) representing the right to receive shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company. The grant of this RSU Award is pursuant to the Company’s 2024 Stock Incentive Plan, which was approved by shareholders on April 16, 2024 (as may be further amended, the “Plan”) and is subject to the terms of the Agreement and the Plan. Capitalized terms that are not defined in the Agreement shall have the meaning ascribed to such terms in the Plan.

The Company and Participant, intending to be legally bound hereby, agree as follows:

1.	Award.

The Company grants to Participant this RSU Award entitling Participant to the number of restricted stock units (the “Units”) set forth in Participant’s Grant Detail. Each Unit represents the right to receive one share of Common Stock, subject to the vesting requirements and distribution provisions of the Agreement and the terms of the Plan. The shares of Common Stock distributable with respect to the Units granted hereunder are referred to as the “Shares”. Participant’s Grant Detail sets forth the date of grant of this RSU Award (the “Award Date”).

2.	Vesting and Forfeiture.

(a)	Except as otherwise expressly provided in the Agreement, the Units shall be fully vested as of the Award Date.

(b)

If Participant is removed as a Director by the Company’s shareholders for cause (as permitted under applicable law), all Units shall be forfeited and this RSU Award shall terminate as of the date of such removal. Upon forfeiture, Participant shall have no rights relating to the Units (including, without limitation, any rights to receive a distribution of Shares with respect to the Units pursuant to Section 3 or to receive additional Units pursuant to Section 5).

3.	Distribution Provisions.

The Company shall deliver to Participant one Share for each vested Unit in accordance with the following provisions of this Section 3:

(a)

Separation from Service for Reasons other than Death. Upon Participant’s Separation from Service (as defined in Section 3(a)(3) below) for reasons other than death, the vested Units will be settled, and the Shares will be delivered to Participant as follows:

(1)

General Rule. Unless Participant has made a timely installment election in accordance with Section 3(a)(2), all vested Units will be settled, and the Company shall deliver to Participant one Share for each vested Unit (including Dividend Equivalent Units (as defined in Section 5) received pursuant to Section 5), at the time of Participant’s Separation from Service, or as soon thereafter as administratively feasible, but in no event later than ninety (90) days following the date of Participant’s Separation from Service. The date of delivery of the Shares is referred to as the “Distribution Date”.

(2)

Installment Distribution Election. If Participant has made a timely written election, in a form acceptable to the Company (which election may be made by electronic communication) and in compliance with the requirements of Section 409A of the Code, to receive distributions of Shares in settlement of all vested Units in ten (10) annual installments, then such distributions will be made in ten (10) substantially equal annual amounts in accordance with this election. The number of Shares delivered in each annual distribution will be determined by dividing the total number of Units outstanding under this RSU Award (including Dividend Equivalent Units received pursuant to Section 5) immediately prior to the Installment Distribution Date (as defined below) by the number of remaining installments. The first distribution will occur as soon as administratively feasible following Participant’s Separation from Service. The remaining annual distributions will occur on the following nine (9) anniversary dates of Participant’s Separation from Service, or as soon as administratively feasible following such anniversary dates. The date of delivery of the Shares distributed in each annual distribution is referred to as an “Installment Distribution Date”. Except as otherwise permitted under Section 409A of the Code, an installment distribution election is irrevocable and must be made by the end of the calendar year prior to the year in which the services giving rise to the award of Units are performed.

(3)

Separation from Service. “Separation from Service” means the first date on which Participant (i) has ceased to serve on the Board, and (ii) is not providing services as an independent contractor to the Company or to any other entity with which the Company would be considered to be a single employer under Section 414(b) and/or 414(c) of the Code, and the Company does not reasonably anticipate that Participant will provide such services in the future.

Notwithstanding the foregoing, if Participant is a Specified Employee (as defined below) at the time of Participant’s Separation from Service, no Shares will be distributed to Participant until the date that is six (6) months and one day after the date of the Separation from Service.

“Specified Employee” means a Participant who is a specified employee for purposes of section 1.409A-1(i) of the U.S. Treasury Regulations and determined pursuant to the rules and procedures set forth in the separate document entitled “U.S. Bank Specified Employee Determination”.

(b)

Separation from Service due to Participant’s Death. Notwithstanding the provisions of Section 3(a), if Participant dies before the full distribution of Shares with respect to the Units, all Units (including Dividend Equivalent Units received pursuant to Section 5) that remain outstanding will be settled, and Shares will be delivered to the representatives of Participant or to any Person to whom the Units have been transferred by will or the applicable laws of descent and distribution on the date that is sixty (60) days following Participant’s death.

(c)

No Fractional Shares. In the event that the number of Shares distributable pursuant to this Section 3 is a number that is not a whole number, then the number of Shares distributed shall be rounded down to the nearest whole number.

(d)

Ownership of Shares. Participant shall have no right, title or interest in, or, except as provided in Section 5, no right to receive distributions in respect of, or otherwise be considered the owner of, any of the Shares, unless and until the Shares have been distributed pursuant to Section 3(a) or (b).

4.	Restriction on Transfer.

Except for transfers by will or the applicable laws of descent and distribution, the Units cannot be sold, assigned, pledged, alienated, attached or otherwise transferred or encumbered, and any purported transfer shall be void and unenforceable against the Company; provided that transfers pursuant to a qualified domestic relations order are permissible to the extent and in the manner determined by the Committee. No attempt to transfer the Units, whether voluntary or involuntary, by operation of law or otherwise (except by will or laws of descent and distribution or pursuant to domestic relations order) shall vest the purported transferee with any interest or right in or with respect to the Units or the Shares.

5.	Dividend Equivalents.

To the extent that the Company declares cash dividends on shares of Common Stock after the Award Date and prior to the Distribution Date or an Installment Distribution Date, as applicable, Participant shall be entitled to receive additional Units (“Dividend Equivalent Units”) on each dividend payment date (the “Dividend Payment Date”) (including any dividend declared prior to a Distribution Date or Installment Distribution Date, as applicable, and payable after such date, which, for purposes of this Section 5, shall be deemed paid on the Distribution Date or the Installment Distribution Date, as applicable) having a Fair Market Value on the Dividend Payment Date equal to the amount of cash dividends payable with respect to the number of shares of Common Stock distributable pursuant to the Units. Dividend Equivalent Units shall be vested as of the Dividend Payment Date.

6.	Securities Law Compliance.

The delivery of all or any of the Shares in accordance with this RSU Award shall be effective only at such time that the issuance of such Shares will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of the Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares. The Company may, in its sole discretion, (i) delay the delivery of the Shares; or (ii) place restrictive legends on such Shares in order to ensure that the issuance of any Shares will be in compliance with federal or state securities laws and the rules of the New York Stock Exchange or any other exchange upon which the Common Stock is traded.

7.	Miscellaneous.

(a)	The Company shall at all times during the term of the Agreement reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of the Agreement.

(b)

This RSU Award is issued under the Plan and is subject to its terms. The Plan is available for inspection during business hours at the principal office of the Company. In addition, the Plan may be viewed on the Fidelity website at www.netbenefits.com (or the website of any other stock plan administrator selected by the Company in the future).

(c)

Participant acknowledges that the grant and vesting of, or any distribution with respect to, this RSU Award, and the sale or other taxable disposition of the Shares issued with respect to the Units hereunder, may have tax consequences pursuant to the Code or under local, state or international tax laws. It is intended that the Plan, the Agreement and any permitted installment distribution election as described in Section 3(a) shall comply with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, and the provisions of the Agreement shall be construed and administered accordingly. Any amendment or modification of this RSU Award (to the extent permitted under the terms of the Plan), will be undertaken in a manner intended to comply with Section 409A, to the extent applicable. Notwithstanding the foregoing, there is no guaranty or assurance as to the tax treatment of this RSU Award. Participant acknowledges that Participant is relying solely and exclusively on Participant’s own professional tax and investment advisors with respect to any and all such tax matters (and is not relying, in any manner, on the Company or any of its employees or representatives). Participant understands and agrees that any and all tax consequences resulting from this RSU Award and its grant, vesting, amendment or any distribution with respect thereto, and the sale or other taxable disposition of the Shares acquired pursuant to this RSU Award, is solely and exclusively the responsibility of Participant without any expectation or understanding that the Company or any of its employees or representatives will pay or reimburse Participant for such taxes.

(d)

The Plan and the Agreement constitute the entire agreement between the parties hereto concerning the subject matter hereof and supersede all prior agreements, communications, proposals and undertakings, written or oral, among the parties with respect thereto.

(e)

Any notice required to be given or delivered to either party under the terms of the Agreement shall be in writing and may be delivered by hand, intraoffice mail, fax, electronic mail or other electronic means, or via postal service, postage prepaid, and directed to the Company at its principal corporate office; and to Participant at the electronic mail or postal address as shown on the records of the Company from time to time or as otherwise determined appropriate by the Company, in its sole discretion.

8.	Venue; Governing Law.

The validity, construction and effect of this RSU Award shall be determined in accordance with the laws of the State of Delaware. Any claim or action brought with respect to this RSU Award shall be brought in a federal or state court located in Minneapolis, Minnesota, and the parties hereby waive any objection or defense based upon personal jurisdiction, venue or forum non conveniens.

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